NSAR ITEM 77O
January 1, 2003 - June 30, 2003
Van Kampen Worldwide High Income Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From         shares    underwriting Purchase
    1         Roger's Cable      Citigroup   100,000     0.0286%     6/16/03

    2         PG&E Corp. Sr.     Lehman Bros. 95,000     0.0002%     6/27/03
             Sr. Secured Notes
             Due 2008

Participating Underwriters for #1
JPMorgan
Morgan Stanley & Co. Incorporated
RBC Capital Markets
Scotia Capital
TD Securities
CIBC World Markets
BMO Nesbitt Burns
SG Cowen

Participating Underwriters #2

Lehman Brothers Inc.
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
Banc One Capital Markets, Inc.